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                                                                    Exhibit 11.1

                              SAND TECHNOLOGY INC.

                          STANDARDS OF ETHICAL CONDUCT

GENERAL PRINCIPLES OF CONDUCT

The Corporation is committed to:

- operate in a responsible manner that complies with applicable laws, rules and regulations;

- operate in a responsible manner that complies with applicable laws, rules and regulations;

-    provide a safe and healthy workplace;

-    operate free from favoritism, fear, coercion, discrimination or harassment;
     and

- provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with any governing body or publicly disclosed;

and the Corporation requires its directors and officers to provide leadership and direction with respect to these principles and standards.

The foregoing principles and the following standards apply to all directors and officers of the Corporation.

DUTY OF LOYALTY

Directors and officers must act honestly, in good faith, and in the best interests of the Corporation. In placing the interests of the Corporation ahead of their own personal or business interests, directors and officers must:

- avoid situations that place the director or officer in a conflict of interest (a more comprehensive description of which is set out in Schedule "A");

- be honest and ethical in dealing within the Corporation and with others on behalf of the Corporation;

- maintain confidentiality of information received in the capacity as a director or officer; and

- avoid situations where a director or officer could profit at the expense of the Corporation, appropriate a business opportunity of the Corporation, or otherwise put the director or officer in a position of conflict between the director's or officer's own private interests and the best interests of the Corporation.

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DUTY OF CARE

Directors and officers owe a duty of care to the Corporation and must exercise the degree of skill and diligence reasonably expected from an ordinary person of his or her knowledge and experience.

DUTY TO DISCLOSE

A director has a duty to disclose to the Board his or her private interests in transactions in which the Corporation is involved or proposes to be involved. An officer must disclose such interests to the Corporate Secretary.

ALLEGATIONS OF WRONGDOING

A director has a duty to report to the Board any activity which:

-    he or she believes contravenes the law;

- represents a real or apparent conflict of interest or a breach of these standards;

-    represents a misuse of the Corporation's funds or assets;

-    represents a danger to public health, safety, or the environment; or

- might result in a failure by the Corporation to provide full, fair, accurate and timely disclosure of financial results and material facts.

An officer has a duty to report such activities to the Corporate Secretary.

CONFLICT REPORTING AND APPROVAL

If a director or officer finds himself or herself in a conflict or potential conflict of interest, his or her duties are as follows:

     FOR OFFICERS:

          - The conflict or potential conflict should be immediately reported to the immediate superior of the officer.

          - If the officer and the immediate superior cannot resolve the conflict or potential conflict, the Corporate Secretary should be informed.

          - For non-executive officers, the Corporate Secretary, together with the CEO, may, in appropriate circumstances as they determine in their best judgment, waive a conflict. Any such waivers must be reported to the Board of Directors at its next meeting.


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          -    For executive officers, only the Board of Directors may waive a conflict.

     FOR DIRECTORS:

          - Immediately report the conflict or potential conflict to the Chairman of the Board and Corporate Secretary.

          - If the director and the Chairman and the Corporate Secretary cannot resolve the conflict or potential conflict, you must:

                    disclose the conflict or potential conflict to all directors; and

                    abstain or recuse, as the case may be, from any vote or meeting in connection with the subject of the conflict.



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                                  SCHEDULE "A"

                              CONFLICT OF INTERESTS

                  CONFLICT OF INTEREST STANDARDS

                  A conflict of interest may be real or apparent.

                  A real conflict of interest occurs when a director or officer exercises an official power or performs an official duty or function and at the same time knows that in the exercise of the official power or the performance of the duty or function there is the opportunity to further his or her private interest.

                  An apparent conflict of interest occurs when a reasonably well-informed person could have a perception that the ability by a director or officer to exercise an official power or to perform an official duty or function was or will be affected by the private interest of the director or officer.

                  Directors and officers must perform their responsibilities in a manner that avoids any real or apparent conflict of interest between private interests and the interests of the Corporation.

                  Examples of conflict of interests are as follows:

                  FURTHERING OF PRIVATE INTERESTS

                  If a director or officer is directly or indirectly interested in a proposed activity or transaction with the Corporation or if the director or officer has discretionary, decision-making power which could bring about financial benefit to the director or officer due to his or her financial holdings or business and property interests, there is potential for a conflict of interest. In these instances at a minimum, these circumstances and these holdings should be disclosed to the Corporate Secretary. If it is determined there is a conflict of interest, the conflict must be disclosed to the Board.

                  Directors and officers must not engage in such activities or transactions where the activity or transaction may be detrimental to the Corporation or where the activity is in substantial conflict with the proper discharge of duties to the Corporation by the director or officer.

                  CORPORATE INFORMATION AND OPPORTUNITIES


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                  Directors and officers must not engage in any transactions for personal profit which result or may result from the official position or authority of the director or officer or upon confidential or non-public information which the director or officer gains by reason of such position or authority.

                  Confidential information (that is, information that is not generally available to the public) that a director or officer receives through his or her office or employment must not be divulged to anyone other than persons who are authorized to receive the information. Directors and officers must not use confidential information that is gained due to his or her position or authority in order to further the private interests of the director or officer. Directors and officers must also not disclose such information to anyone not authorized to receive such information, including spouses, associates, immediate family, friends, or persons with whom the officer is connected by frequent or close association.

                  CORPORATE OPPORTUNITY

                  Directors and officers cannot divert to a third party, themselves, their spouses, their children or a private corporation controlled by any of these individuals, a maturing business opportunity that the Corporation is pursuing.

                  PREFERENTIAL TREATMENT OF OTHERS

                  Directors and officers must not assist others in their dealings with the Corporation if this may result in preferential treatment. A director or officer who exercises regulatory, inspection, compliance or other discretionary authority over others, must disqualify themselves from dealing with individuals where the relationship of the director or officer with the individual could bring the impartiality of the director or officer into question.

                  USE OF CORPORATE PROPERTY FOR PRIVATE INTEREST

                  Directors and officers must not use corporate property to pursue private interests or the interests of a spouse, family members or a private corporation controlled by any of these individuals. Corporate property includes real and tangible items such as land, buildings, furniture, fixtures, equipment supplies, and vehicles and also includes intangible items such as data, computer systems, reports, information, proprietary rights, patents, trademarks, copyrights, logos, name and reputation. The Corporation may, through prior written approval by an appropriate person within the Corporation, authorize a director or officer to use corporate property where doing so does not result in additional costs to the Corporation, does not detract from the performance of duties to the


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                  Corporation by the director or officer, and does not result in a material personal gain.

                  ACCEPTING SIGNIFICANT GIFTS, BENEFITS AND ENTERTAINMENT

                  Directors and officers must not solicit or accept benefits, entertainment or gifts in exchange for or as a condition of the exercise of duties or as an inducement for performing an act associated with the duties or responsibilities of the director or officer to the Corporation except within the guidelines set forth below. Directors and officers generally may accept gifts, hospitality or other benefits associated with official duties and responsibilities if such gifts, hospitality or other benefits:

                  - are within the bounds of propriety, a normal expression of courtesy or within the normal standards of hospitality;

                  - would not bring suspicion on the objectivity and impartiality of the director or officer; and

                  - would not compromise the integrity of the Corporation.


                  An improper gift or benefit should be returned to the person offering it as soon as practicable. If there is no opportunity to return an improper gift or benefit, or where the return may be perceived as offensive for cultural or other reasons, the gift must immediately be disclosed to the Corporate Secretary and turned over to the Corporate Secretary who will attend to a suitable disposition of the item.

                  WORKING RELATIONSHIPS

                  Directors, officers and individuals who are direct relatives or who permanently reside together may not be employed or hold office in situations where:

                  - a reporting relationship exists where a director or officer has influence, input or decision-making power over the performance, evaluation, salary, special permissions, conditions of work or similar matters of the relative or cohabitant;

                  - the working relationship affords an opportunity for collusion between the individuals that could have a detrimental effect on the interest of the Corporation.


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                  This restriction may be waived if the Corporate Secretary is satisfied that sufficient safeguards are in place to ensure that the interests of the Corporation are not compromised.